Exhibit 11

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) as of the date set forth below in accordance with the Amended and Restated Registration Rights Agreement, dated as of July 29, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Registration Rights Agreement”), by and among Cyxtera Technologies, Inc., a Delaware corporation (f/k/a Starboard Value Acquisition Corp.) (the “Company”), and the other parties thereto. Capitalized terms used but not defined herein have the meanings given in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

[Signature Pages Follow]

IN WITNESS HEREOF, the undersigned has executed and delivered this Joinder as of July 29, 2022.

MEDINA CAPITAL FUND II – SIS HOLDCO, L.P.
By: Medina Capital Fund II – SIS Holdco GP, LLC, its General Partner

By: Medina Capital Fund II, LLC, its Managing Member

By:	/s/ Manuel D. Medina
Name: Manuel D. Medina
Title: Authorized Signatory

Agreed and Accepted as of
July 29, 2022

CYXTERA TECHNOLOGIES, INC.

By:	/s/ Victor Semah
Name: /s/ Victor Semah
Title: Chief Legal Officer

[Signature Page to Registration Rights Agreement Joinder]